Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Investor Contact: Integrated Corporate Relations Allison Malkin (203) 682-8225

BAKERS FOOTWEAR REPORTS IMPROVED FIRST QUARTER FISCAL 2005 RESULTS
Net Income Increases by 148% to $1.9 million
Net Sales Rise by 16.2% to $44.9 million

ST. LOUIS, Mo., June 7, 2005 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen weeks ended April 30, 2005 and the transition period consisting of the four weeks ended January 29, 2005.

For the first quarter, ended April 30, 2005:

  Net sales increased 16.2%, to $44.9 million from $38.7 million for the thirteen weeks ended May 1, 2004. Comparable store sales increased 7.8% compared to a 10.2% increase last year;
  Operating income rose to $3.1 million, or 6.9% of net sales, as compared to $1.5 million, or 3.9% of net sales in the same period a year ago;
  Net income more than doubled to $1.9 million, or 4.1% of net sales, as compared to $0.7 million, or 1.9% of net sales in the first quarter of 2004.
  Diluted earnings per share increased 120.0% to $0.33 compared to $0.15 in the first quarter of 2004.

Bakers previously disclosed that it changed its fiscal year end to the standard retail calendar, which ends on the Saturday closest to the end of January. This resulted in a four week transition period ended January 29, 2005. Net sales the four weeks ended January 29, 2005, were $9.2 million, up from $8.8 million for the four weeks ended January 31, 2004, while comparable store sales decreased by 0.8%. Bakers had a net loss of $1.9 million, or $0.37 per diluted share, for the transition period, compared to net income of $0.3 million, or $0.10 per diluted share, for the same period last year. Results for January 2004 include the one time gain of $1.2 million from the recognition of deferred tax assets resulting from the company’s conversion to a C corporation from a sub-chapter S corporation in that month.

Additionally, during the first quarter, the Company:

  Opened seven new stores and at quarter-end operated 221 stores in 36 states;
  Remodeled six stores and at quarter-end operated 86 stores in the new store format; and
  Completed a private placement of one million shares of common stock and warrants to purchase 375,000 shares of common stock generating net proceeds of approximately $7.5 million.

Gross profit in the first quarter was $15.4 million, or 34.3% of net sales, compared to $12.4 million, or 32.2% of net sales, in the first quarter of fiscal 2004. Operating expenses were $12.3 million, or 27.4% of net sales compared to $11.0 million, or 28.3% of net sales in the first quarter of fiscal 2004.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated, “The first quarter marked a productive period for us. Our net income more than doubled from a year ago which we attribute to higher sales and improved markdown experience as consumers broadly adopted our footwear offerings. In addition, our expansion and remodeling program continued to generate excitement with comparable store sales for stores operating in our new format increasing 12.3% during the quarter. We were also pleased to increase our financial flexibility through the completion of a private placement this quarter.”

Mr. Edison continued: “As we look to the second quarter and balance of the year we remain excited about our growth prospects. Current sales trends remain robust across our many categories with particular strength in sandals and casual styles. Our upcoming styles position us to capture increased market share during the back to school season. We believe the strategies we are implementing along with our store expansion and remodeling plans have us poised to continue our success in fiscal 2005.”

Michele Bergerac, President of Bakers Footwear, said, “We began fiscal year 2005 strongly, a direct result of our merchandising and store initiatives. With assortments that consumers desire, our Bakers and Wild Pair stores have become true destinations for trend right footwear, which should benefit us as the year progresses.”

Bakers also released the unaudited operating results for the four quarters of fiscal year 2004 reflecting the change in its fiscal year end.

Conference Call
The Company announced that it will conduct a conference call to discuss its first quarter fiscal 2005 results tomorrow, Wednesday, June 8, 2005 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 819-9193, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=00002624. A replay of this call will be available until June 15, 2005 and can be accessed by dialing (888) 203-1112 and entering code 6347845.

About Bakers Footwear Group, Inc.
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR GROUP, INC.. BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

Bakers Footwear Group, Inc.
Unaudited

Income Statement Data	Thirteen Weeks Ended April 30, 2005	Thirteen Weeks Ended May 1, 2004	Four Weeks Ended January 29, 2005	Four Weeks Ended January 31, 2004

(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net Sales	$ 44,943	$ 38,676	$ 9,159	$ 8,763
Cost of merchandise sold, occupancy, and
buying expenses	29,537	26,231	8,550	6,891

Gross profit	15,406	12,445	609	1,872

Operating expenses	12,324	10,952	3,531	3,213

Operating income (loss)	3,082	1,493	(2,922)	(1,341)

Interest expense	(126)	(369)	(30)	(119)
Other income (expense), net	36	89	17	8

Income (loss) before income taxes	2,992	1,213	(2,935)	(1,452)

Income tax expense (benefit)	1,141	468	(1,069)	(1,709)

Net income (loss)	$ 1,851	$ 745	$ (1,866)	$ 257

Net income (loss) per common share
Basic	$ 0.35	$ 0.16	$ (0.37)	$ 0.20

Diluted	$ 0.33	$ 0.15	$ (0.37)	$ 0.10

Weighted average shares outstanding
Basic	5,344,239	4,587,517	5,102,481	1,420,713
Diluted	5,598,915	4,997,757	5,102,481	2,916,997

Supplemental Data
Comparable store sales increase (decrease)	7.8%	10.2%	(0.8)%	8.7%

Gross profit percentage	34.3%	32.2%	6.6%	21.4%

Number of stores at end of period	221	206	218	208

Balance Sheet Data	April 30, 2005	May 1, 2004	January 29, 2005	January 31, 2004

(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Current assets	$ 30,410	$ 26,967	$ 24,617	$ 16,572
Noncurrent assets	25,271	14,380	22,106	14,406

	$ 55,681	$ 41,347	$ 46,723	$ 31,183

Current liabilities	$ 15,498	$ 10,861	$ 16,389	$ 17,456
Noncurrent liabilities	5,564	3,870	5,125	10,193
Shareholders' equity	34,619	26,616	25,209	3,534

	$ 55,681	$ 41,347	$ 46,723	$ 31,183

Prior Year Results Reflecting Change in Fiscal Quarters

Income Statement Data	Thirteen Weeks Ended May 1, 2004	Thirteen Weeks Ended July 31, 2004	Thirteen Weeks Ended October 30, 2004	Thirteen Weeks Ended January 29, 2005

(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net Sales	$ 38,676	$ 35,403	$ 32,287	$ 44,545
Cost of merchandise sold, occupancy, and
buying expenses	26,231	24,920	25,384	29,605

Gross profit	12,445	10,483	6,903	14,940

Operating expenses	10,952	11,205	10,863	12,259

Operating income (loss)	1,493	(722)	(3,960)	2,681

Interest expense	(369)	(134)	(191)	(153)
Other income (expense), net	89	96	24	129

Income (loss) before income taxes	1,213	(760)	(4,127)	2,657

Income tax expense (benefit)	468	(266)	(1,549)	1,025

Net income (loss)	$ 745	$ (494)	$ (2,578)	$ 1,632

Net income (loss) per common share
Basic	$ 0.16	$ (0.10)	$ (0.51)	$ 0.32

Diluted	$ 0.15	$ (0.10)	$ (0.51)	$ 0.31

Weighted average shares outstanding
Basic	4,587,517	5,102,481	5,102,481	5,102,481
Diluted	4,997,757	5,102,481	5,102,481	5,342,617

Supplemental Data
Comparable store sales increase (decrease)	10.2%	3.0%	(7.6)%	(0.9)%

Gross profit percentage	32.2%	29.6%	21.4%	33.5%

Number of stores at end of period	206	207	217	218

Balance Sheet Data	May 1, 2004	July 31, 2004	October 30, 2004	January 29, 2005

(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Current assets	$ 26,967	$ 26,025	$ 24,904	$ 24,617
Noncurrent assets	14,380	16,005	18,780	22,106

	$ 41,347	$ 42,030	$43,684	$46,723

Current liabilities	$ 10,861	$ 11,923	$ 15,197	$ 16,389
Noncurrent liabilities	3,870	4,062	4,900	5,125
Shareholders' equity	26,616	26,045	23,587	25,209

	$ 41,347	$ 42,030	$ 43,684	$ 46,723

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